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                                                                    EXHIBIT 99.2

    TERAYON'S NETWORK CHERRYPICKER WINS COMMUNICATIONS TECHNOLOGY MAGAZINE'S
                             READERS' CHOICE AWARD

Santa Clara, California - May 28, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced that its DM 6400 Network CherryPicker(TM) won the advanced video category in Communications Technology magazine's 2003 Readers' Choice Awards, which recognize the most innovative new products in the cable broadband industry.

      The DM 6400 Network CherryPicker was selected as a finalist in its category by industry experts from the nation's premier cable television operators, who narrowed the list of nominees to the four finalists that competed for the award. The DM 6400's new Gigabit Ethernet and MPEG-over-SONET network interfaces were key to its selection. Attendees at the SCTE's (Society of Cable Telecommunications Engineers) recent Cable-Tec Expo voted for the winners.

      "This award is a tremendous recognition of our Network CherryPicker and evidence that our commitment to innovation in broadband video, voice and data solutions is understood by the industry," said Dr. Zaki Rakib, CEO of Terayon. "Our initial CherryPicker pioneered a completely new product category and this award is an example of how, through continued innovation, our new Network CherryPicker continues to be the technology leader in this space with its new network interfaces."

      The DM 6400's new Gigabit Ethernet and MPEG-over-SONET network interfaces are designed to increase the speed, efficiency and reliability with which cable operators can distribute digital video content within their cable systems using public networks and by implementing a switched digital broadcast network infrastructure. The Gigabit Ethernet interface also allows the DM 6400 to interact with video servers, advertising services and other third-party digital video equipment much faster than the traditional DVB-ASI or DHEI video interfaces.

ABOUT THE DM 6400 NETWORK CHERRYPICKER

      The DM 6400 is the latest addition to Terayon's Network CherryPicker line of digital streams management systems. It can be used for a variety of digital video applications, including grooming custom channel line-ups and digital-into-digital advertising insertion.

      The DM 6400 is optimized for HDTV (High Definition Television) applications and is capable of rate shaping as many as four HD programs into a 256 QAM channel and still maintain high picture quality.

      At the heart of the DM 6400 are ASICs (Application Specific Integrated Circuits) designed for the unique computational requirements of MPEG-2 digital video, unlike competitive solutions based on a combination of software and generic DSPs (Digital Signal Processors). This greater processing power enables a single DM 6400 to support multiple digital
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video applications simultaneously on every program, such as rate shaping while ad splicing. Complementing the ASIC's performance advantage is its ability to be programmed, allowing Terayon to continually add new functionality, improve quality and support new standards.

ABOUT TERAYON

         Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world's leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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"Safe Harbor" Statements under the Private Securities Litigation Reform Act of
1995:

This news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop new, technologically advanced products; the advanced capabilities and benefits of the Network CherryPicker's Gigabit Ethernet and MPEG-over-SONET interfaces; the acceptance of Terayon's new products in the market; and the deployment of Terayon's products in specific markets, as well as the other risks detailed from time to time in the Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. CherryPicker is a trademark of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.